Exhibit 10.2

CONSULTING AGREEMENT

Effective January 1, 2015 (“Effective Date”), Jeffrey N. Maggioncalda, an individual (“Consultant”), and Financial Engines, Inc., a Delaware company (the “Company”), agree as follows:

WHEREAS, until the Effective Date of this Agreement, Consultant was an employee of the Company and served as its Chief Executive Officer and a member of its Board of Directors since 1996; and

WHEREAS, Consultant is voluntarily resigning as an employee, officer and director of the Company effective as of December 31, 2014, and will transition immediately into the role of consultant to the Company in accordance with the terms of this Consulting Agreement (the “Agreement”);

WHEREFORE, Consultant and the Company agree as follows:

1. Services and Payment. Consultant agrees to serve as consultant to the Company commencing on the Effective Date and continuing until June 30, 2015 or such earlier date that this Agreement is terminated pursuant to Section 3 (the “Term”), reporting to the Chief Executive Officer of the Company (the “CEO”). During the Term, Consultant will be available to consult with and assist management of the Company, as requested by the CEO, with respect to matters as more fully described in Exhibit A hereto. Consultant shall not be required to work more than an average of 32 hours per month. In consideration for such services, the Company will pay Consultant a monthly fee of $22,000 during the Term. Consultant will also be reimbursed for all reasonable out-of-pocket expenses related to the performance of such services. During the Term, Consultant may pursue other activities, other than any competitive enterprises.

2. Equity Awards. The parties hereby acknowledge and confirm that in accordance with the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) and the terms of the applicable equity award agreements entered into thereunder, and conditioned upon Consultant’s continued provision of services pursuant to Section 1 and compliance with Sections 5, 6 and 8 of this Agreement, Consultant’s outstanding options and restricted stock units (“RSUs”) with respect to common stock of the Company will continue to vest (and the options will remain exercisable) during the Term in accordance with their terms. Upon termination of service at the end of the Term, the options will remain exercisable for the period of time specified in the Plan and the applicable award agreements for exercisability following termination of service; provided, however, that the options will in no event remain exercisable beyond their applicable expiration dates, and the options and RSUs will remain subject to earlier termination in accordance with the terms of the Plan and the applicable award agreements. Those unvested options and RSUs which are not scheduled to vest on or before June 30, 2015 will be terminated for all purposes on the Effective Date. In addition, notwithstanding Consultant’s continued service as a consultant hereunder, Consultant’s performance stock units (“PSUs”) awarded in 2013 pursuant to the Company’s 2013-2017 Long- Term Incentive Program will terminate upon his termination of employment on December 31, 2014, in accordance with their terms. Subject to the foregoing, the award agreements governing the options, RSUs and PSUs will remain in full force and effect, and Consultant agrees to remain bound by those agreements. Consultant acknowledges that he remains subject to the Company’s Insider Trading and Communications Policy, as amended from time to time. Consultant agrees that he will be subject to sanctions imposed by the Company, in its discretion, for violation of this policy, including termination of this Agreement for cause without the notice provided for Section 2 of this Agreement, and that the Company may give stop-transfer and other instructions to its transfer agent against transfer of the Company’s securities by Consultant in a transaction that the Company considers to be in contravention of this policy.

3. Termination. Either party may terminate this Agreement with or without cause upon thirty (30) days prior written notice to the other party. This Agreement will also terminate immediately upon the death of Consultant. Upon termination, the Company shall pay Consultant all fees accrued but unpaid through the date of termination. The provisions of Sections 5, 7 and 8 shall survive the termination of this Agreement.

4. Independent Contractor; No Employee Benefits. During the Term, Consultant shall act as an independent contractor (not an employee or other agent) of the Company solely responsible for the manner and hours in which services provided for hereunder are performed, and shall be solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and shall not be entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs of the Company. Consultant will be entitled to the benefits payable under the Company employee benefits plans in respect of his employment through December 31, 2014 in accordance with the terms of those plans.

5. Confidential Information and Invention Assignment Agreement and Company Policies. Consultant will remain bound by Consultant’s Confidential Information and Invention Assignment Agreement with the Company in the form attached as Exhibit B hereto (“Confidentiality Agreement”) as a consultant, even though Consultant is no longer an employee of the Company, and hereby acknowledges and reaffirms Consultant’s obligations under the Confidentiality Agreement, which remains in full force and effect. Consultant further agrees to adhere to the Company’s Advisor Code of Ethics, Equal Opportunity Employment Policy, Expectations of Workplace Conduct Policy, Information Security Policy, and Social Media Policy to the extent applicable to his services hereunder.

6. Conflicts of Interest.

(a) General. During the Term, subject to subsection (b), below, Consultant shall not, directly or indirectly, engage in any activities which shall be competitive with the business of the Company or any of its subsidiaries (“Competitive Business”) nor be employed by, serve as a director of, render services as a consultant or adviser to, nor invest or participate in any manner or capacity in, any entity or person which directly engages in a Competitive Business.

(b) Exception. Subsection (a) above shall not preclude investments in a corporation whose stock is traded on a public market and of which Consultant owns less than one percent of the outstanding voting shares and shall not prevent Consultant from serving as an officer or director of a “not-for-profit” organization.

2

(c) Reasonableness of Covenant. Consultant agrees that the covenants contained in subsection (a) above are reasonable and necessary to protect the confidentiality of the customer lists, the terms, conditions and nature of customer relationships, and other trade secrets and Confidential Information concerning the Company and its subsidiaries, acquired by Consultant and to avoid actual or apparent conflicts of interest.

7. Injunctive Relief. Without limiting any remedies available to the Company, Consultant acknowledges and agrees that a breach of the covenants contained in Sections 5 or 6 will result in injury to the Company and its subsidiaries for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, Consultant agrees that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining Consultant from engaging in activities prohibited by Sections 5 and 6 or such other relief as may be required specifically to enforce any of the covenants in Sections 5 and 6.

8. Cooperation. During the Term and thereafter, Consultant agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Consultant’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to Consultant and the Company. The Company will reimburse Consultant for reasonable out-of-pocket expenses Consultant may incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate Consultant’s scheduling needs. In addition, following the expiration of the Term, if more than one business day (eight hours) is required for such cooperation or other cooperation requested by the Company under this Agreement, then the Company shall pay Consultant at a mutually agreed upon rate for Consultant’s time therefor (but excluding any time for Consultant’s sworn testimony in deposition, at trial or in any other legal proceeding, as to which Consultant will receive any witness fees provided by law).

9. Claims Relating to Prior Employment and Service. The Company will pay Consultant all of the salary and accrued but unused vacation time or PTO earned as an employee through December 31, 2014, and Consultant will remain eligible for the 2014 annual cash incentive subject to his continued employment through December 31, 2014. In addition, Consultant will receive reimbursement for reasonable and necessary expenses incurred by Consultant on behalf of the Company during the period ending on December 31, 2014 in accordance with the Company’s expense reimbursement policy. Consultant acknowledges that the only payments and benefits that Consultant is entitled to receive from the Company after December 31, 2014 are those specified in this Agreement, and that as of the Effective Date, Consultant has no claims or causes of action against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to Consultant’s employment or service as a

3

director with the Company or the termination of that employment or service. Notwithstanding the foregoing, Consultant is not hereby releasing the Company from any of the following claims: (a) any rights or claims for indemnification Consultant may have pursuant to any written indemnification agreement with the Company to which Consultant is a party, the charter, bylaws or other governing documents of the Company, or under applicable law, or under directors and officers liability, errors and omissions or other insurance policies including any run-off endorsement relating thereto, or otherwise; (b) any rights or claims to contribution Consultant may have in the event of the entry of judgment against Consultant as a result of any act or failure to act for which both Consultant and the Company (or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns) are jointly responsible. The Company acknowledges its continuing obligations to Consultant under the indemnification agreement between Consultant and the Company.

10. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of the Company. Any attempt to do so shall be void. The Company may assign its rights and obligations under this agreement in whole or part to any successor to all or substantially all of the business and/or assets of the Company.

11. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Consultant, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its headquarters, and all notices shall be directed to the attention of its General Counsel.

12. Miscellaneous. This Agreement, together with the agreements referred to herein, constitutes the entire agreement between Consultant and the Company regarding the subject matter hereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.

4

CONSULTANT	FINANCIAL ENGINES, INC.

/s/ Jeffrey N. Maggioncalda	By	/s/ Lawrence M. Raffone
Jeffrey N. Maggioncalda		Name: Lawrence M. Raffone
Title: President

5

EXHIBIT A

SERVICES

Consultant’s services shall include, but not be limited to:

Consultation with executives and members of the Board of Directors as requested by the CEO or the Board, subject to reasonable scheduling concerns of Consultant.

Cooperation with the Company, as described in Section 8, specifically with respect to the matter of GRQ v. Financial Engines.

6

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

7

FINANCIAL ENGINES, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) or retained as a consultant (or my consulting relationship being continued) by Financial Engines, Inc., a California corporation, or by any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), prices and costs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

Confidential Information Invention Assignment Agent 010401

(b) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party to whom I owe a confidentiality obligation.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 2(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by mandatory law.

Confidential Information Invention Assignment Agent 010401	2

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any proprietary rights assigned to the Company.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the said provisions and not otherwise disclosed on Exhibit A.

4. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. I further agree that to any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

Confidential Information Invention Assignment Agent 010401	3

5. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

6. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

7. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.

(b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provision.

8. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

Confidential Information Invention Assignment Agent 010401	4

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and wilt be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

The parties have executed this Agreement on the respective dates set forth below:

FINANCIAL ENGINES, INC.	EMPLOYEE, an Individual

Signature	Signature

By:
Printed Name

Title:	Date:

Date:

Confidential Information Invention Assignment Agent 010401	5

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM PARAGRAPH 3

Title	Date	Identifying Number Or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

Confidential Information Invention Assignment Agent 010401

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Financial Engines, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employees or consultants of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment, nor will I solicit any of the Company’s licensors, customers or licensees to terminate any relationship with the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

Confidential Information Invention Assignment Agent 010401	2